LEASEHOLD PURCHASE AND SALE AGREEMENT

THIS LEASEHOLD PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of October 8, 2007 (the “Effective Date”) by and between KENMORE ROHNERT, LLC, a Delaware limited liability company (“Seller”), and CONSOLIDATED AMUSEMENT THEATRES, INC., a Nevada corporation (“Buyer"), with reference to the following facts:

A.           Seller is the tenant under the lease described on Exhibit A attached hereto (the "Lease"), which Lease relates to those certain premises located in Rohnert Park, California, as more particularly described in the Lease (the "Leased Premises").

B.           Seller is the sublandlord under the sublease described on Exhibit B attached hereto (the “Sublease”) with Pacific Theatres Exhibition Corp., a California corporation (“Pacific”), pursuant to which Seller subleases the entire Leased Premises to Pacific.

C.           Buyer is party to that certain Asset Purchase and Sale Agreement of even date (the “Asset Purchase Agreement”) by and between Buyer and Reading International, Inc., a Nevada corporation (“RDI”), on the one hand, and Pacific, Consolidated Amusement Theatres, Inc., a Hawaii corporation, Michael Forman and Christopher Forman, on the other hand. Capitalized terms used but not defined herein shall have the respective meanings given them in the Asset Purchase Agreement.

C.           Subject to the terms and conditions of this Agreement, Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to purchase, accept and assume from Seller, all of the right, title and interest of Seller in, to and under the “Property” (as defined in Section 1.1 below).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

1.           Purchase and Sale of Assets; Assumption of Liabilities.

1.1           Purchase of Assets.  Upon the terms and subject to the conditions hereinafter set forth, at the “Closing” (as defined in Section 8.1 hereof), Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, and assume certain liabilities with respect to, all right, title and interest of Seller (a) as tenant in, to and under the Lease (the “Leasehold Interest”), and (b) as sublandlord in, to and under the Sublease (the “Subleasehold Interest” and, with the Leasehold Interest, the “Property”).

1.2           Assumed Liabilities.  Effective as of the Closing Date, Buyer shall assume any and all liabilities and obligations of Seller as tenant under the Lease and as sublandlord under the Sublease, in each case, which accrue on or after the Closing Date (the “Assumed Liabilities”).  Except for the Assumed Liabilities and except as otherwise specifically set forth in any of the other “Transaction Documents” (as defined in Article 11), Buyer is not assuming any other liabilities or obligations of Seller.  The obligations and covenants of Buyer set forth in this Section 1.2 and elsewhere in this Agreement shall survive the Closing indefinitely.

1.3           Assignment by Buyer.  Subject to Section 7.1.1 below, Buyer shall have the right to assign its right to take title at Closing the Property to a wholly-owned direct or indirect subsidiary of Buyer (the “Buyer Sub”); provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement (including, without limitation, Section 1.2 and Article 10 hereof) or any of the other “Transaction Documents” (as defined in Article 11). Buyer shall provide Seller with written notice of such election and the identity of the Buyer Sub at least ten (10) days prior to the Closing Date.

1.4           Exchange.  Seller intends to transfer its obligations to sell the Property to a “qualified intermediary,” as defined in Treasury Regulation Sec. 1.1031(k)-1(g)(4)(iii), for the purpose of effecting an exchange qualifying under Sec. 1031 of the “Code” (as defined in Article 11).  Buyer agrees to such assignment, if made, and further agrees that it will execute promptly acknowledgement of its receipt of notice of such assignment delivered to Buyer by Seller.  Buyer and Seller agree that any such assignment shall not affect the representations, warranties and other obligations of the parties under this Agreement or Buyer’s title to the Property, except that the Purchase Price, adjusted as provided herein, shall be paid to the assignee identified in such notice.  Buyer further agrees to cooperate with Seller and to execute such other documents reasonably requested by Seller to effect such exchange, so long as Buyer incurs no cost, expense or liability (other than its own attorneys’ fees and costs incurred in reviewing, negotiating and executing such documents) as a result of such cooperation.  It is understood that, subject to the performance of Buyer’s obligations under this Agreement, Buyer shall have no responsibility for the proposed exchange, and makes no representations or warranties as to whether any transaction effectuated by Seller, in fact, will accomplish Seller’s tax objectives.

2.           Purchase Price.

2.1           Purchase Price.  The purchase price for the Leasehold Interest shall be Seven Million Eight Hundred Thousand Dollars ($7,800,000), which shall be subject to adjustment and reimbursement as hereinafter provided (the "Purchase Price").  Buyer shall pay the Purchase Price to Seller in full concurrently with the Closing by wire transfer of immediately available funds to an account or accounts designated by Seller not less than two (2) “Business Days” (as defined in Article 11) prior to the Closing Date.

2.2           Adjustments to Purchase Price.  The Purchase Price shall be subject to adjustment at the Closing as follows:

2.2.1                      Prepaid Expenses, Prorations and Deposits.  The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses  and receipts (other than those adjusted pursuant to Section 2.2.2), including any prepaid expenses and receipts, if any, under the Lease and the Sublease to be borne pursuant to this Agreement by Seller prior to the Closing Date and by Buyer on or after the Closing Date.  Without limiting the generality of the foregoing, all expenses incurred by the tenant under the Lease, including, without limitation, rent (other than “Percentage Rent” (as defined in Section 2.2.2 below)), utility charges, insurance charges, common area operating expenses, real, excise and personal property “Taxes” (as defined in Article 11) and assessments levied against the Leased Premises, promotional fund expenses, use Taxes, deposits under the Lease or the Sublease, and similar prepaid and deferred items, in each case to the extent relating to the Lease or the Sublease, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities, and shall be entitled to all receipts, allocable to the period ending prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, liabilities and obligations, and shall be entitled to all receipts, allocable to the period on or after the Closing Date.

2.2.2                      Manner of Determining Adjustments. The Purchase Price, taking into account the adjustments and prorations pursuant to this Section, will be determined finally in accordance with the following procedures:

2.2.2.1  Seller shall prepare and deliver to Buyer not later than five (5) Business Days before the Closing Date an itemized preliminary settlement statement (the “Preliminary Settlement Statement”) which shall set forth Seller’s good faith estimate of the adjustments to the Purchase Price in accordance with Section 2.2.1 hereof.

2.2.2.2  If Seller and Buyer have not agreed upon a final settlement statement on or before the Closing Date, then Seller and Buyer shall cooperate in good faith to finalize such settlement statement as soon as practicable after the Closing; provided, however, the parties shall use such Seller’s good faith estimated adjustments to the Purchase Price as set forth in the Preliminary Settlement Statement delivered pursuant to Section 2.2.2.1 above for purposes of determining the amount of any estimated adjustment to the Purchase Price paid by Buyer to Seller at Closing.  If Seller and Buyer have not agreed upon a final settlement statement on or before the Closing Date, not later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer Adjustment Statement”) setting forth, in reasonable detail, its determination of the adjustments to the Purchase Price and the calculation thereof and reminding Seller of the thirty (30) day response period set forth in Section 2.2.2.3.  If Buyer fails to deliver the Buyer Adjustment Statement to Seller within the sixty (60) day period specified in the preceding sentence, Seller’s determination of the adjustments to the Purchase Price as set forth in the Preliminary Settlement Statement shall be conclusive and binding on the parties as of the last day of the sixty (60) day period.

2.2.2.3  If Seller disputes Buyer’s determination of the adjustments to the Purchase Price, it shall deliver to Buyer a statement notifying Buyer of such dispute within thirty (30) days after its receipt of the Buyer Adjustment Statement.  If Seller notifies Buyer of its acceptance of the Buyer Adjustment Statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer’s determination of the adjustments to the Purchase Price as set forth in the Buyer Adjustment Statement shall be conclusive and binding on the parties as of the earlier of the date of notification of such acceptance or the last day of the thirty (30) day period, and the appropriate party shall promptly pay to the other party in immediately available funds the amount of any such adjustment.

2.2.2.4  Seller and Buyer shall use good faith efforts to resolve any dispute involving the determination of any adjustments to the Purchase Price, and each party shall afford the other party and its representatives reasonable access to all appropriate books, records and statements relating to the subject matter of the  adjustments to the Purchase Price contemplated by this Section 2.2 for such purpose.  If the parties are unable to resolve the dispute within sixty (60) days after Buyer delivers the Buyer Adjustment Statement to Seller, Seller and Buyer jointly shall designate an independent accounting firm that has, or a movie theater executive who has, consistent and recent experience in real property matters similar to those involving the Property (the “Designated Arbitrator”) to resolve the dispute.  If, for any reason, the parties are unable to agree upon the Designated Arbitrator within seventy-five (75) days after Buyer delivers the Buyer Adjustment Statement to Seller, or the Designated Arbitrator fails or refuses to accept such engagement within fifteen (15) days after the parties’ written request therefor, Seller and Buyer shall jointly designate the Los Angeles office of PriceWaterhouseCoopers (the “Replacement Arbitrator”) to resolve the dispute.  If the Replacement Arbitrator fails or refuses to accept such engagement, in either case within fifteen (15) days after the parties’ written request therefor, either Seller or Buyer may thereafter petition the Superior Court of Los Angeles County, California for the appointment of an independent accounting firm to act as the Replacement Arbitrator and resolve the dispute. Absent fraud or manifest error, (a) the Designated Arbitrator’s or Replacement Arbitrator’s, as applicable, resolution of the dispute shall be final and binding on the parties, (b) subject to Section 2.3, the appropriate party shall promptly pay to the other party in immediately available funds the amount of any such adjustment, and (c) a judgment may be entered in any court of competent jurisdiction if such amount is not so paid.  Any fees and costs of the Designated Arbitrator or Replacement Arbitrator shall be split equally between the parties.

2.3           Payment of Adjustments to and Reimbursements of the Purchase Price.  If, pursuant to Section 2.2, it is determined after the Closing Date that Buyer shall be obligated to pay any amounts to Seller, then Buyer shall make such payments in full to Seller within ten (10) days after such amount is finally determined to be due.  Conversely, if, pursuant to Section 2.2, it is determined after the Closing Date that Seller shall be obligated to pay any amounts to Buyer, then Seller shall make such payments in full to Buyer within ten (10) days after such amount is finally determined to be due.

2.4           Late Interest.  If any amount payable pursuant to the provisions of this Article 2 is not paid within ten (10) days after such amount is finally determined to be due, such amount shall thereafter accrue interest until paid in full at an annual rate equal to the lesser of the “prime” interest rate as announced by The Wall Street Journal from time to time during such period plus 2%, or the maximum interest rate permitted by applicable law.

2.5           Survival.  The parties’ respective obligations under this Article 2 shall survive the Closing.

3.           Representations and Warranties of Seller.

                      3.1           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

3.1.1                      Organization.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power to own, lease and license its properties and assets and to carry on its business in the manner and in the places where such properties and assets are owned, leased, licensed or operated or such business is conducted.

3.1.2                      Authority.  Subject to the terms of any consent provisions of the Lease, Seller has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement have been duly authorized by all necessary action on the part of Seller in accordance with its governing documents and applicable law.  This Agreement constitutes, and each other document, instrument and agreement to be entered into by Seller pursuant to the terms of this Agreement will constitute, a valid agreement binding upon and enforceable against Seller in accordance with its terms (except as limited by bankruptcy or similar laws or the availability of equitable remedies).

3.1.3                      Consents.  The execution, delivery and performance by Seller of this Agreement, and all other agreements, instruments or documents referred to herein or contemplated hereby, do not require the consent, waiver, approval, license or authorization of any Person (other than the consent of First Republic Bank (or any successor-in-interest of First Republic Bank) if and to the extent that the Nondisturbance and Attornment Agreement dated as of July 1, 1998 by and among Bishop & Bishop Land, LLC, Pacific and First Republic Bank remains in effect) or public authority which has not been obtained or provided for in this Agreement and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the governing documents of Seller, any other contract or agreement to which Seller is a party or by which Seller is bound or any judgment, injunction, order, law, rule or regulation applicable to Seller. Seller is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement, or such other agreements, instruments and documents.

3.1.4                      The Lease and the Sublease.   Exhibit A sets forth a true, complete and accurate description of the Lease (including all amendments, extensions, renewals, ground or master lessor consents, and existing non-disturbance and attornment agreements with respect thereto), and Exhibit B sets forth a true, complete and accurate description of the Sublease (including all amendments, extensions, renewals, ground or master lessor consents, and existing non-disturbance and attornment agreements with respect thereto).  Subject to the terms of the Lease and the Sublease, Seller has, and on the Closing Date will have, a valid leasehold interest in the Lease free and clear of any “Liens” (as defined in Article 11) other than (a) “Permitted Liens” (as defined in Article 11), (b) so-called “non-monetary” Liens, including, without limitation, any ground or underlying leases, easements, parking agreements, reciprocal easement agreements, conditions, covenants and restrictions, restrictive covenants, development or similar agreements, zoning limitations and other restrictions imposed by any “Governmental Authority” (as defined in Article 11), or any other matter which a survey of the Leased Premises or a review of the public records regarding the Leased Property would show, whether created by or in the name of Seller or any other party, or (c) any other Liens, whether “monetary” or “non-monetary” Liens, created by or in the name of any Person other than Seller or any “Affiliate” (as defined in Article 11) of Seller, including, without limitation, by any fee owner or ground lessor under the Lease.  True, complete and accurate copies of the Lease and the Sublease have been delivered or otherwise made available to Buyer through Seller’s Affiliate’s data site operated by Merrill Corporation (the “Data Site”), and such Lease and Sublease set forth the entire agreement and understanding between the parties thereto with respect to the leasing and occupancy (or, as applicable, subleasing and occupancy) of the Leased Premises.  The Lease and the Sublease are each in full force and effect against Seller and are valid and binding against Seller and, to Seller’s Knowledge, the applicable landlord or subtenant thereunder.  Neither Seller nor, to Seller’s Knowledge, the landlord under the Lease or Pacific under the Sublease is in default under the Lease or the Sublease, as applicable, nor has any event occurred or failed to occur or any action been taken or not taken which, with the giving of notice, the passage of time or both would mature into or otherwise become a default under the Sublease or the Lease by Seller or, to Seller’s Knowledge, the landlord or Pacific thereunder.  The landlord under the Lease is not an Affiliate of Seller, but Pacific is an Affiliate of Seller.  Except for the Sublease, Seller has not subleased, licensed or otherwise granted any “Person” (as such term is defined in Article 11) the right to use or occupy the Leased Premises or any portion thereof and, except for the Sublease, Seller is in exclusive possession of the Leased Premises. To Seller’s Knowledge, there is no pending or threatened condemnation of any part of any Leased Premises by any “Governmental Authority” (as such term is defined in Article 11).

3.1.5                      Litigation.  To Seller’s Knowledge, there are no actions, suits, claims, proceedings, hearings, disputes or investigations currently pending or threatened in writing at any time after January 1, 2005, before any Governmental Authority or that would come before any arbitrator, brought by or against Seller involving, affecting or relating to the Property, including, without limitation, any labor, employment or Tax-related actions, suits, claims, proceedings, hearings, disputes or investigations.  Seller is not subject to any order, writ, assessments, judgment, award, injunction or decree of any Governmental Authority relating to the Property.

3.1.6.                      Certain Tax Matters.  Seller is not a “foreign person” within the meaning of Code Section 1445(f) or a “foreign partner” within the meaning of Code Section 1446.  No part of the Property is “tax-exempt use property” within the meaning of Code Section 168(h).

3.1.7                      Affiliate Transactions.  Except for the Sublease, (a) Seller is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its Affiliates in connection with any part of the Property, and (b) none of Seller’s Affiliates own any asset, tangible or intangible, which is used in and material to the operation of any part of the Property.

3.1.8                      Brokerage.  Except with respect to the engagement of Lazard Freres & Co. LLC by Affiliates of Seller, Seller has not employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and all fees and expenses payable in connection with the engagement of Lazard Freres & Co. LLC will be paid by such Affiliates of Seller.

3.1.9                      Development Projects.  Neither Seller nor any Affiliate of Seller is bound by any agreement or commitment regarding the development, construction or operation of any proposed development that is currently contemplated to include a commercial motion picture theater in any part of the “Territory” (as defined in Article 12 below).  For purposes of this Agreement, the “Territory” means all property which is located within a radius of ten (10) miles from 555 Rohnert Park Expressway, Rohnert Park, California.

3.2           Knowledge.    Where any representation or warranty contained in this Agreement is expressly qualified by reference “to Seller’s Knowledge,” “to the Knowledge of Seller,” or any similar language, it refers to the actual knowledge of Neil Haltrecht (Executive Vice President of Pacific), Nora Dashwood (Executive Vice President and Chief Operating Officer of Pacific), Jay Swerdlow (Executive Vice President of Pacific), Ira Levin (Executive Vice President and General Counsel of Pacific), Joe Miraglia (Director of Staff Operations of Pacific), and Terri Shimohara (Vice President, Human Resources of Pacific), in each case after due inquiry.

3.3           “As Is” Purchase. BUYER ACKNOWLEDGES THAT AS A MATERIAL CONDITION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER IS ACQUIRING THE PROPERTY ON AN “AS IS, WHERE IS” BASIS EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS AS TO THE PHYSICAL OR OTHER CONDITION OF THE LEASE, THE LEASED PREMISES OR ANY OTHER PORTION OF THE PROPERTY, OR IMPLIED WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LEASE, THE LEASED PREMISES OR ANY OTHER PORTION OF THE PROPERTY. BUYER HAS MADE AND AGREES TO MAKE A THOROUGH AND CAREFUL EXAMINATION OF THE LEASE, THE LEASED PREMISES AND ALL OTHER PORTIONS OF THE PROPERTY AND WILL ASSURE ITSELF THAT THE LEASE, THE LEASED PREMISES AND THE ALL OTHER PORTIONS OF THE PROPERTY ARE SUITABLE FOR BUYER’S INTENDED PURPOSE.  IF THE CLOSING OCCURS, AND SUBJECT TO THE SPECIFIC AND EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, (A) BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE LEASE, THE LEASED PREMISES AND ALL OTHER PORTIONS OF THE PROPERTY WITH AND SUBJECT TO ALL DEFECTS AND DEFICIENCIES, AND (B) BUYER EXPRESSLY ASSUMES THE RISK THAT SUBSEQUENT EVENTS OR UNDISCOVERED OR UNKNOWN CONDITIONS COULD MAKE ALL OR PART OF THE LEASE, THE LEASED PREMISES OR ANY OTHER PORTION OF THE PROPERTY UNSUITABLE FOR BUYER’S INTENDED PURPOSES.

3.4           Release.  As a material inducement to Seller to enter into and perform its obligations under this Agreement, Buyer, on behalf of itself and all of its successors, assigns, Affiliates and representatives, hereby releases and discharges Seller and its Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees, agents, attorneys and representatives, and successors and assigns, from any and all claims, demands, liabilities, obligations, expenses (including attorneys' fees), causes of action, suits and rights, whether now known or unknown, suspected or unsuspected, which exist, existed or may exist or have existed at any time now or in the future and arising out of or relating to the physical condition of the Property, including, without limitation, in connection with any compliance or non-compliance by Seller or any other party with the ADA or any similar state or local law, or arising from the presence of any “Hazardous Materials” (as defined in Article 11) or the Property’s or any party’s compliance with any “Environmental Laws” (as defined in Article 11); provided, however, that the foregoing release shall not apply to any claim to the extent arising from (a) the breach of any express covenant, representation or warranty by Seller under this Agreement or (b) fraud committed by Seller or any Affiliate of Seller.  The foregoing release extends to, and Buyer hereby waives and relinquishes, all of its rights under Section 1542 of the California Civil Code and any similar law or rule of any other jurisdiction.  California Civil Code Section 1542 provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

3.5           Updating of Schedules.  Seller shall, from time to time, prior to the Closing, update the Schedules to this Agreement, or create any new schedules revising its representations and warranties, if after the Effective Date Seller learns of new exceptions to the representations and warranties set forth in this Agreement (together, the "Updated Schedules"), and promptly deliver such Updated Schedules to Buyer.  If any Updated Schedule reflects or describes a “Material Adverse Effect” (as defined in Article 11) from the conditions previously described in the representations and warranties, then Buyer may, at its option, upon written notice thereof to Seller, within ten (10) Business Days of Buyer's receipt of an Updated Schedule, terminate this Agreement upon notice to Seller.  If Seller's representations and warranties were true and correct when made, then Buyer's sole remedy in the event of the receipt of an Updated Schedule shall be to terminate this Agreement in accordance with the foregoing sentence (or to proceed with the Closing).  If the then scheduled Closing Date would occur prior to the end of the ten (10) Business Days period set forth in this Section 3.5, the delivery of any Updated Schedule shall postpone the Closing Date to the date which is ten (10) Business Days after Buyer’s receipt of the Updated Schedule.

4.           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

4.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has all requisite power to own, lease and license its properties and assets and to carry on its business in the manner and in the places where such properties and assets are owned, leased, licensed or operated or such business is conducted.

4.2           Authority.  Buyer has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance of this Agreement has been duly authorized by all necessary action on the part of Buyer in accordance with its governing documents and applicable law, and this Agreement constitutes, and each other document, instrument and agreement to be entered into by Buyer pursuant to the terms of this Agreement will constitute, a valid agreement binding upon and enforceable against Buyer in accordance with its terms (except as limited by bankruptcy or similar laws or the availability of equitable remedies).

4.3           Consents.  The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any Person (other than the landlord under the Lease and any lenders having Liens on the Leased Premises) or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both) the governing documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or Governmental Authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

4.4           Financial Condition. Buyer is a newly formed entity, created for the purpose of effectuating the transactions contemplated by this Agreement.  On the Closing Date and after giving effect to the transactions contemplated by this Agreement, (a) Buyer will have shareholders’ equity (determined in accordance with “GAAP” (as defined in Article 11)) of not less than Twenty Million Dollars ($20,000,000), (b) the assets of Buyer shall include all right, title and interest of the tenant under the lease for “RDI’s” (as defined in Section 13.16 below) movie theater in Manville, New Jersey (the “Manville Theater”), and (c) Buyer will not have indebtedness for borrowed money in excess of the aggregate amount of Fifty-Five Million Dollars ($55,000,000).  Attached hereto as Schedule 4.4 are (i) a true and complete summary of the material terms of the Lease for the Manville Theater, and (ii) Theater Level Cash Flow Reports for the Manville Theater for RDI’s fiscal year ended December 31, 2006 and for the eight-month period ended August 31, 2007 (collectively, the “Manville P&Ls”).  The Manville P&Ls present fairly in all material respects the results of operations for the Manville Theater, along with circuit revenue and expenses allocated to such theater based on attendance, for the periods referred to therein.  RDI maintains its books and records in accordance with GAAP applied on a consistent basis, and the Manville P&Ls were prepared from and are consistent with such books and records, except that the Manville P&Ls exclude certain financial statements and lack the footnote disclosures that are required for GAAP.

4.5           Brokerage.  Except in connection with the “Financing” (as defined in Section 7.4.2 below), Buyer has not employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Any such obligation or liability in connection with the Financing shall be borne solely by Buyer or RDI.

5.           Conditions Precedent to Buyer's Obligations.  Buyer's obligations under this Agreement are subject to the fulfillment of each of the conditions set forth in this Article 5 at or before the Closing, subject, however, to the right of Buyer to waive any one or more of such conditions in whole or in part (provided that no such waiver shall be implied or binding upon Buyer unless given in writing).

5.1           Performance by Seller.  Seller shall have timely performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by Seller on or prior to the Closing Date, including, without limitation, delivery to Buyer of the “Seller Deliveries” (as defined in Section 9.3 below) in accordance with Section 8.3 below.

5.2           Accuracy of Representation and Warranties.  The representations and warranties herein of Seller shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true in all respects).

5.3           No Injunctions.  No order shall have been entered in any action or proceeding before any Governmental Authority, and no preliminary or permanent injunction by any court of competent jurisdiction shall have been issued and remain in effect, which would have the effect of making the consummation of the transactions contemplated by this Agreement illegal; provided, however, that if any such action, proceeding or injunction exists as a result of the wrongful action or omission to act of

Buyer or any of Buyer’s Affiliates, the same shall be an event of default by Buyer under this Agreement.

5.4           HSR Act.  All required filings under Section 7A of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

6.           Conditions Precedent to Seller's Obligations.  Seller's obligations under this Agreement are subject to the fulfillment of each of the conditions set forth below in this Article 6 at or before the Closing, subject, however to the right of Seller to waive any one or more such conditions in whole or in part (provided that no such waiver shall be implied or binding upon Seller unless given in writing).

6.1           Performance by Buyer.  Buyer shall have timely performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by Buyer on or prior to the Closing Date, including, without limitation, delivery to Seller of the “Buyer Deliveries” (as defined in Section 9.2 below) in accordance with Section 8.2 below.

6.2           Accuracy of Representations and Warranties.  The representations and warranties herein of Buyer shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true in all respects).

6.3           No Injunctions.  No order shall have been entered in any action or proceeding before any Governmental Authority, and no preliminary or permanent injunction by any court of competent jurisdiction shall have been issued and remain in effect, which would have the effect of making the consummation of the transactions contemplated by this Agreement illegal; provided, however, that if any such action, proceeding or injunction exists as a result of the wrongful action or omission to act of Seller or any of Seller’s Affiliates, the same shall be an event of default by Seller under this Agreement.

6.4           HSR Act.  All required filings under Section 7A of the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

7.           Covenants.

7.1           Commercially Reasonable Efforts.

7.1.1                      Upon the terms and subject to the conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Transaction Documents, including, without limitation, obtaining any authorizations, consents, orders or approvals of any Person or Governmental Authority that may be or become necessary in connection with the execution, delivery or performance of a party’s obligations hereunder.  Notwithstanding the foregoing, neither Seller nor Buyer shall be required to pay consideration or grant any rights, guarantee or concession to any third party or to modify in any material manner the terms of the Lease in order to obtain any such consent or approval or any such release; provided, however, that if Buyer elects to cause a Buyer Sub to take an assignment of any of Seller’s right, title or interest under, or assume any of Seller’s obligations under, the Lease, and the landlord’s consent is required under any such Lease, Buyer shall offer to provide a guarantee to the landlord of all of such assumed obligations concurrently with Seller’s initial submission to such landlord of request for such consent.

7.1.2                      Buyer shall use its commercially reasonable efforts and Seller shall use its commercially reasonable efforts to cooperate fully to obtain promptly all such authorizations, consents, orders and approvals required to be obtained in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent such filing is required by the HSR Act, Seller and Buyer agree that each shall prepare and file a notification and report form pursuant to the HSR Act as soon as practicable after the Effective Date, but in no event later than ten (10) days after the Effective Date.  If a filing is made under the HSR Act, Seller and Buyer each also agree to request early termination in such filing and respond with reasonable diligence and dispatch to any request for additional information made in response to such filing.  All filing fees associated with complying with the HSR Act shall be borne 50% by Seller and 50% by Buyer.

7.1.3                      Notwithstanding the provisions of Section 7.1.2, with respect to the assignment of the Lease from Seller to Buyer, Seller, at its cost and expense, shall use its commercially reasonable efforts, and Buyer, at its cost and expense, shall use its commercially reasonable efforts to cooperate fully with Seller:

(a) to obtain promptly from the landlord under the Lease and all other appropriate parties any consent required to be obtained in connection with (i) such assignment and (ii) the grant to the lenders under the Financing of Liens on the tenant’s interest in the Lease and other consents, estoppels and approvals required as conditions precedent to the closing of the Financing (collectively, the “Leasehold Mortgages”); provided, however, that Buyer shall bear any expenses attributable to obtaining the Leasehold Mortgages.  In connection therewith, Buyer agrees promptly to provide all financial and other information and background materials regarding Buyer, its

Affiliates and their respective senior management, and such lenders, which the landlord or any other appropriate party under the Lease may reasonably request in connection with such party’s evaluation of Seller’s request for consent to any such assignment or grant of any such Leasehold Mortgage.  Buyer also agrees to make its and its Affiliates’ senior management reasonably available to such parties for this purpose.  Buyer hereby acknowledges that, in those cases where no party’s consent is required for the assignment of the Lease to Buyer or to the grant to the lenders under the Financing of a Leasehold Mortgage with respect to such Lease, Seller may elect to send notices to the landlord and/or all other appropriate parties, rather than requests for consents, which notices describe the transaction contemplated by this Agreement, and some of which notices seek the “acknowledgment” of such landlord and such other parties to the assignment of the Lease; and

(b)           to obtain releases of Seller’s and its Affiliates’ liability under the Lease.

With respect to the matters described in this Section 7.1.3, Seller may elect at any time to shift to Buyer primary responsibility for obtaining the consents and agreements under this Section by so notifying Buyer in writing.  Thereafter, Buyer shall, at Seller’s expense as provided above, use its commercially reasonable efforts to accomplish the matters described in this Section, and Seller shall use its commercially reasonable efforts to cooperate fully with Buyer.  The parties agree that, if the landlord or any other party is presented with a combined request to consent to the assignment of the Leasehold Interest hereunder and the grant of a Leasehold Mortgage with respect to such Leasehold Interest refuses, without explanation, to provide the consents requested, or it is not otherwise reasonably apparent from such party’s response to such combined request whether such landlord would have consented to the assignment of the Leasehold Interest if such request had not been accompanied by a request for a Leasehold Mortgage, it shall be presumed that such refusal was attributable only to the request for consent to the Leasehold Mortgage for purposes of determining whether the condition precedent set forth in Section 5.4 of the Asset Purchase Agreement has been satisfied; provided, however, that Buyer shall be entitled to rebut such presumption by requiring Seller to present to such party a separate request for consent to assignment of the Leasehold Interest only, and if such party fails for any reason to provide such consent to assignment it shall be deemed a failure of the condition precedent set forth in Section 5.4 of the Asset Purchase Agreement.

7.1.4                      In no event shall Buyer or any Affiliate of Buyer be required to increase the equity capital of Buyer or to contribute any assets to Buyer, or (except as otherwise provided in Section 7.1.1 above) to provide any guarantee or other credit enhancement to or for the benefit of Buyer, in order to obtain any consent contemplated by this Section 7.1.1.

7.2           Access to Properties and Records.  From and after the Effective Date through the Closing Date or the earlier termination of this Agreement, Seller shall afford to Buyer, and to the accountants, counsel and representatives of the Buyer, upon reasonable prior notice, reasonable access during normal business hours throughout the period prior to the Closing to the Leased Premises and, during such period, shall furnish promptly to Buyer all other information concerning the Property and its personnel as such parties may reasonably request.  Notwithstanding anything in this Section to the contrary, no access pursuant to this Section 7.2 shall unreasonably interfere with Seller’s or Pacific’s conduct of its business at the Leased Premises.  Buyer shall notify Seller in writing of any material breach of this provision known to it and shall afford Seller a reasonable opportunity to cure any such breach.

7.3           Seller’s Operations Prior to the Closing.  From and after the Effective Date until the Closing, Seller (a) shall not sell, transfer, assign, dispose of or grant any Lien on, or permit to be sold, transferred, assigned, disposed of or encumbered, all or any material part of the Property as the same shall be constituted on the Effective Date, except to the extent that any such Lien will be removed at or prior to the Closing; (b) shall not enter into any lease, contract or commitment or incur any liabilities or obligations in connection with the Property, except for leases, contracts, commitments, liabilities or obligations that will not bind Buyer or the Property after the Closing; (c) shall not release, waive or compromise any of its rights with respect to, the Lease without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed to the extent such proposed action occurs in the ordinary course of its business consistent with past practice and which is reasonably expected to be without Material Adverse Effect upon the value or utility of the Property; and (d) shall not, directly or indirectly, destroy or otherwise dispose of any books, records or files relating to the Lease or the Property, other that in the ordinary course of business, generally consistent with past practice.

7.4            Cooperation.

7.4.1                      Generally.  Each party shall provide the other with such cooperation as may reasonably be requested, at the expense of the requesting party (unless the requesting party is to be indemnified with respect thereto, in which case such cooperation shall be given at the expense of the indemnifying party), in connection with the defense of any third party litigation relating to the subject matter of this Agreement.  Additionally, until March 31, 2010, Seller shall make available to Buyer’s independent accountants such information and documentation regarding the Property to the extent such information and documentation is reasonably required in connection with an audit by such independent accountant of Buyer’s financial statements or the preparation of financial disclosure required under applicable Federal securities laws, including an audit of acquired businesses as required by 17 CFR § 210.3-05, and allow Buyer’s independent accountants to make and retain copies of such information and documentation, provided that (a) such information and documentation is then in the possession or control of Seller or Seller’s Affiliates, and (b) so long as Buyer’s independent accountant does not require that such information or documentation be obtained directly from Seller, such information and documentation is not otherwise in the possession or control of Buyer, any of Buyer’s Affiliates or such independent accountant, or is not otherwise reasonably available from another source to Buyer or such independent accountant.  Seller also agrees to make its and its Affiliates’ senior management reasonably available to Buyer and its accountants for this purpose.
7.4.2                      Cooperation with respect to Buyer’s Financing.  Buyer hereby represents and warrants to Seller that (a) it has obtained a written commitment letter and related term sheet from a financially responsible institution, true and correct copies of which have been furnished to Seller, for debt financing to be used by Buyer to fund a portion of the Purchase Price (the “Financing”), and (b) said commitment letter and related term sheet are in full force and effect, and Buyer has performed all of its obligations thereunder required to be performed on or prior to the Effective Date.  Prior to the Closing Date, Seller agrees promptly to provide all financial and other information and materials regarding the Property as reasonably requested by Buyer or its accountants from time to time in connection with the preparation of audited financial statements of the “Purchased Assets” and the “Business” (each as defined in the Asset Purchase Agreement) for the twelve (12) months ended June 30, 2005, 2006 and 2007, respectively, and unaudited financial statements for the most recent practicable interim period subsequent to June 30, 2007 and prior to the Closing Date.  Seller also agrees to make its and its Affiliates’ senior management reasonably available to Buyer and its accountants for this purpose.  Subject to Seller’s performance of its obligations under this Section 7.4.2, the completion of said financial statements shall not be a condition precedent to the obligations of Buyer under this Agreement, and Seller shall not be in breach or default of its obligations under this Section 7.4.2 if such audited financial statements are not completed for any reason by any particular date so long as Seller has cooperated with Buyer and its accountants as required by this Section 7.4.2.  Seller agrees that, effective upon the Closing, Buyer’s accountants shall be released for the benefit of Buyer and RDI from any and all obligations of confidentiality that it may owe to Seller or its Affiliates only to the extent they relate to the Property.

7.5           Delivery of Information; Delivery of Mail and Assets; Collection of Accounts Receivable. After the Closing Date, each of the parties hereto shall cause their personnel to provide the other party with financial accounting, Tax, and similar information reasonably necessary to prepare Tax returns and other filings relating to the Lease and to finalize the prorations and adjustments called for by Section 2.2 hereof.  Seller agrees that it will promptly deliver to Buyer any mail or other communications received by Seller on or after the Closing Date pertaining to the Property and any cash, checks or other instruments of payment to which Seller is not entitled.  Buyer agrees that it will promptly deliver to Seller any mail or other communications received by Buyer on or after the Closing Date pertaining to Seller's operations, properties or other affairs of Seller, any cash, checks or other instruments of payment to which Buyer is not entitled, and any other assets or properties of Seller.

7.6           Post-Closing Covenants of Buyer.

7.6.1                      Maintenance of Insurance.  Buyer agrees that from and after the Closing Date, Buyer shall at all times maintain in complete force and effect, in accordance with the requirements of the Lease, all policies of insurance required by the

Lease to be maintained by the tenant. Buyer shall deliver to Seller executed copies of certificates of insurance evidencing the foregoing on the Closing Date. New certificates shall be delivered promptly whenever policies are renewed or new policies are written. As often as any such policy shall expire or be terminated, a renewal or additional policy shall be procured and maintained by Buyer in like manner and to like extent, and new certificates thereof shall be delivered to Seller. All policies of insurance maintained by Buyer pursuant to the requirements of the Lease shall contain a provision that the company issuing said policy will give Seller not less than ten (10) days' notice in writing in advance of any cancellation or lapse of the effective date or any reduction in the amounts of insurance. In the event that Buyer fails to comply with any of the requirements of this Section 7.6.1, and Buyer fails to cure such non-compliance within ten (10) days of delivery of notice thereof from Seller, Seller may obtain any and all policies of insurance required to comply with tenant's obligations under the Lease, and Buyer shall immediately pay to Seller any and all costs reasonably incurred by Seller in connection with obtaining and maintaining such insurance.

7.6.2                      Amendment of Lease; Exercise of Options; Waiver of Rights.  Without Seller’s prior written consent (which consent may not be unreasonably withheld or delayed), until the earlier of the date on which (a) Seller and all of Seller’s Affiliates are no longer liable on or are released from any further liability under the Lease, or (b) Buyer delivers to Seller (i) an audited balance sheet for Buyer showing a net worth (calculated in accordance with GAAP) of at least $50,000,000, and (ii) an audited income statement for Buyer showing a ratio of indebtedness to “Theater Level Cash Flow” (as defined in Article 11) for all theaters then operated by Buyer of 5.5-to-1 or less, Buyer shall not (x) exercise any option to extend or renew the term of the Lease if, as of the date on which Buyer proposes to exercise any such option, the theater operated pursuant to the Lease has Theater Level Cash Flow in the most recently completed calendar year of less than $200,000, or (y) amend or modify the Lease to eliminate or materially change, or otherwise waive or forfeit, any material rights or privileges of the tenant under the Lease.

7.7           Destruction of Books, Records and Files.  If, after the Closing, Seller or any of its Affiliates proposes to destroy or otherwise dispose of any books, records or files relating to the Property (but not including any financial reports or other information regarding the Property to the extent such financial reports or other information is integrated into financial reports or other information regarding the operations generally of Seller or such Affiliate), Seller shall deliver prior notice thereof to Buyer and Buyer shall have a period of sixty (60) days from receipt of such notice to deliver notice to Seller of its desire to take possession of such books, records or files, in which event Seller shall deliver to Buyer possession of such books, records or files at the earliest practicable date.  Seller shall not destroy or otherwise dispose of such books, records or files prior to the end of such sixty (60) day period.

8.           Closing.

                      8.1           Closing Date.  Subject to the satisfaction (or waiver by Buyer or Seller as provided therein) of the conditions precedent in Articles 5 and 6 hereof, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) at the offices of Weissmann Wolff Bergman Coleman Grodin & Evall, LLP, 9665 Wilshire Boulevard, Ninth Floor, Beverly Hills, California 90212.  The Closing shall occur on the date which is the first Friday occurring after the date which is sixty-five (65) days after the Effective Date (the “Scheduled Closing Date”).  If the Closing does not occur on the Scheduled Closing Date by reason of the failure of any condition precedent set forth in Article 5 or 6 hereof (a “Non-Satisfied Condition Precedent”), the party in whose favor the Non-Satisfied Condition Precedent exists shall have the right to extend the Scheduled Closing Date until the date which is the second Friday occurring after the date on which the Non-Satisfied Condition Precedent is satisfied or waived.  Notwithstanding the foregoing, this Agreement shall automatically terminate if the Closing shall not have occurred on or before the date which is the first Friday which is more than one hundred twenty-five (125) days after the Effective Date (the “Outside Closing Date”).  Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to excuse or waive any breach or default by either party of its obligations under this Agreement.  The date of the Closing is sometimes referred to herein as the "Closing Date."  The Closing shall be effective as of 8:00 a.m. (local time) on the Closing Date.

8.2           Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following (collectively, the "Buyer Deliveries"):

8.2.1                      Payment of Purchase Price.  Immediately available funds in an amount equal to the Purchase Price paid to and received by Seller.

8.2.2                      Assignment and Assumption of Lease and Sublease.  Duly executed and, where necessary, acknowledged counterparts of the Assignment and Assumption of Lease and Sublease by and between Buyer and Seller in substantially the form of Exhibit C attached hereto (the “Assignment and Assumption of Sublease”).

8.2.3                      Buyer’s Closing Certificate.  A duly executed certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 6.1 and 6.2 have been satisfied in accordance with the terms and provisions hereof.

8.2.4                      Additional Deliveries.  Such additional documents, instruments and agreements, signed and properly acknowledged by Buyer, if appropriate, as may be necessary to comply with Buyer's obligations under this Agreement.

8.3           Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer all of the following (collectively, the "Seller Deliveries"):

8.3.1                      Assignment and Assumption of Lease and Sublease.  Duly executed and, where necessary, acknowledged counterparts of the Assignment and Assumption of Lease and Sublease.

8.3.2                      Seller’s Closing Certificate.  A duly executed certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 5.1 and 5.2 have been satisfied in accordance with the terms and provisions hereof.

8.3.3                      Additional Deliveries.  Such additional documents, instruments and agreements, signed and properly acknowledged by Seller, if appropriate, as may be necessary to comply with Seller's obligations under this Agreement.

8.4           Closing Costs.  Buyer and Seller shall each pay 50% of all documentary transfer, excise or similar Taxes, if any, payable in connection with the transactions contemplated by this Agreement.  Buyer and Seller shall each bear their own legal and accounting costs and fees. Buyer and Seller shall each pay 50% of all sales and similar Taxes payable in connection with the transactions contemplated by this Agreement.

8.5           Possession.  Subject to the terms of the Sublease, possession of the Leased Premises shall be delivered to Buyer on the Closing Date; provided, however, that Seller shall deliver possession of all files for the Lease within five (5) Business Days after the Closing Date.

9.           Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of Seller and Buyer; (b) by Buyer, upon written notice to Seller, if Seller has breached any representation, warranty, covenant or agreement, such breach has had, either individually or in the aggregate, a Material Adverse Effect, and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within ten (10) days of notice by Buyer to Seller of such breach; or (c) by Seller, upon written notice to Buyer, if Buyer has breached any representation, warranty, covenant or agreement, and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within ten (10) days of notice by Seller to Buyer of such breach.  If this Agreement is terminated, this Agreement shall become null and void and have no further force or effect, and no party hereto (or any of such party’s Affiliates, directors, officers, agents or representatives), shall have any liability or obligation hereunder; provided, however, that (i) the letter agreement dated as of January 15, 2007 by and among Pacific, Consolidated and RDI (the “Confidentiality Agreement”) shall remain in full force and effect, (ii) each party shall bear its own fees and expenses incurred in connection with the negotiation and documentation of this Agreement and the Transaction Documents, and (iii) notwithstanding the foregoing, but subject to the terms of Article 10 below, termination of this Agreement shall not release any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement prior to such termination.

10.           Indemnification.

10.1           Indemnification by Buyer.                                                                Subject to the terms of this Article 10, Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, officers, directors, members, managers, shareholders, agents, contractors, attorneys and representatives (collectively, the “Seller Indemnified Parties”) harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all any and all liabilities, demands, claims, actions, causes of action, costs, damages, deficiencies, Taxes, penalties, fines and other losses and expenses, whether or not arising out of a claim made by any third party, including all interest, penalties, reasonable attorneys’ fees and expenses, and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Authority) (“Losses”) which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

10.1.1                      any untruth or inaccuracy in any representation or warranty of Buyer or any Buyer Sub contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of determining an untruth or inaccuracy in any such representation or warranty for purposes of this Section 10.1.1, the representations and warranties of Buyer that are limited or qualified by references to “material” or “materiality” or “Material Adverse Effect” or similar qualifications shall be construed as if they were not limited or qualified by such qualifications.

10.1.2                      any failure of Buyer or any Buyer Sub duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement or the other Transaction Documents to be performed or observed by Buyer or such Buyer Sub; or

10.1.3                      any claim or cause of action by any party arising on or after the Closing Date against any Seller Indemnified Party (including, without limitation, any claim or cause of action arising from the failure to obtain any required consents or approvals, including, without limitation, consents or approvals from any party, to the assignment of the Lease to Buyer) with respect to the Property, the obligations of Seller assumed by Buyer or an Buyer Sub under this Agreement (including the Assumed Liabilities) or any of the other Transaction Documents, including any default by Buyer or any Buyer Sub under the Lease arising on or after the Closing Date.

10.2           Indemnification by Seller.    Subject to the terms of this Article 10, Seller shall indemnify and hold the Buyer, its Affiliates and their respective employees, officers, directors, members, managers, shareholders, agents, contractors, attorneys and representatives (collectively, the “Buyer Indemnified Parties”) harmless from and against, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

10.2.1                      any untruth or inaccuracy in any representation or warranty of Seller contained in this Agreement or in any other Transaction Document; provided, however, that for purposes of determining an untruth or inaccuracy in any such representation or warranty for purposes of this Section 10.2.1, the representations and warranties of Seller that are limited or qualified by references to “material” or “materiality” or “Material Adverse Effect” or similar qualifications shall be construed as if they were not limited or qualified by such qualifications.

10.2.2                      any failure of Seller duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement or the other Transaction Documents to be performed or observed by the Seller; or

10.2.3                      except as otherwise provided by and subject to the terms of Sections 3.3 and 3.4 above, any claim or cause of action by any party arising on or after the Closing Date against any Buyer Indemnified Party with respect to the obligations of Seller retained by Seller under this Agreement or any of the other Transaction Documents, including any default by Seller under the Lease arising prior to the Closing Date or any failure of Seller to satisfy any of its liabilities other than the Assumed Liabilities.

10.3           Notification and Defense of Claims.

10.3.1                      A party entitled to be indemnified pursuant to Section 10.1 or 10.2 (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim, action, lawsuit, proceeding, investigation or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was prejudiced as a result of such failure.  Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Section 10 within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.

10.3.2                      If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 10.3.1, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right to defend any such claim or demand asserted against the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense.  Without limiting the generality of the foregoing, the Indemnified Party shall not be entitled to indemnification for any fees or costs of defending any such claim or demand unless and until the Indemnifying Party elects not to assume the defense of such claim or demand.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five (5) Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.3.1 of its election to defend any such third party claim or demand.  So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnifying Party (which consent may be granted or withheld in the Indemnifying Party’s sole and absolute discretion), and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand.  In the event the Indemnifying Party elects to defend such claim or action, the Indemnifying Party shall have the right to settle or compromise such claim or action without the consent of the Indemnified Party, provided that the terms of the settlement or compromise impose no additional obligations on the Indemnified Party with respect to the subject matter of the claim or demand for which the Indemnifying Party has not agreed to indemnify the Indemnified Party.

10.4           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement and the other Transaction Documents, shall survive the Closing until March 31, 2009, except that the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.1.4 (second, third, and penultimate sentences only), and 3.1.6 shall survive until the applicable statute of limitations has run (the “Survival Period”).  Notwithstanding any other provision to the contrary, no party shall be required to indemnify, defend or hold harmless any other party pursuant to Section 10.1.1 or 10.2.1, unless the Indemnified Party has asserted a claim with respect to such matters within the Survival Period.

10.5           Characterization of Payments. Any payments made pursuant to this Article 10 shall be treated for all Tax purposes as adjustments to the Purchase Price and no party or any of its Affiliates shall take any position on a Tax return or in any proceeding with any taxing authority contrary to such treatment, unless otherwise required by law.

10.6           Limitations.  Notwithstanding anything to the contrary contained in this Agreement or in any of the other Transaction Documents, the parties’ respective indemnification obligations under this Agreement shall be subject to the limitations contained in this Section 10.6.

10.6.1                      Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party, and Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party, for any inaccuracy in or breach of a representation or warranty pursuant to Section 10.1.1 or 10.2.1, as applicable, the aggregate amount of all such Losses of the Seller Indemnified Parties or the Buyer Indemnified Parties, respectively, exceeds an aggregate amount equal to $81,250 (the “Deductible”), after which event the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, shall be entitled to recover for all Losses in excess of the Deductible, subject to the other terms of this Agreement; provided, however, that the limitations set forth in this Section 10.6.1 shall not apply to Losses resulting from or arising in connection with any breach of the representations and warranties of Seller under Sections 3.1.9 hereof.

10.6.2                      Buyer shall not be required to indemnify, defend or hold harmless the Seller Indemnified Parties, and Seller shall not be required to indemnify, defend or hold harmless the Buyer Indemnified Parties, for Losses in excess of an aggregate amount equal to 100% of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (a) the payment of the Purchase Price by Buyer to Seller, (b) any indemnification pursuant to any of Sections 10.1.3 or 10.2.3, as applicable, or (c) any indemnification arising out of a breach by Seller of its representation and warranty in Sections 3.1.4 (second, third, and penultimate sentences only) above.

10.6.3                      The parties agree, for themselves and on behalf of their respective Affiliates, successors and assigns, that with respect to each indemnification obligation under this Agreement or any of the other Transaction Documents, the amount of any Losses shall be reduced by the amount, if any, of any federal, state or local income Tax benefit realized or any insurance proceeds received.

10.6.4                      The parties agree that, except as otherwise expressly provided elsewhere in this Agreement or in any other Transaction Document, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement or in any of the other Transaction Documents; provided, that either party shall be entitled to seek specific performance of the other party’s obligation to close the transaction contemplated by this Agreement.

10.6.5                      No Indemnified Party shall seek or be entitled to, or accept payment of, any award or judgment for consequential, incidental, special, indirect or punitive damages or lost profits suffered by such Indemnified Party, whether based on statute, contract, tort or otherwise, and whether or not arising from the Indemnifying Party’s sole, joint or concurrent negligence, strict liability or other fault.

10.6.6                      Seller shall have no indemnification obligation hereunder to the extent any Losses arose out of or resulted from the inaccuracy of any representation or warranty of Seller, and Buyer or any Affiliate of Buyer had actual knowledge of such inaccuracy prior to the execution and delivery of this Agreement by Buyer.  For purposes of this Section, the term “actual knowledge” means the actual knowledge of any one or more of John Hunter, Andrzej Matyczynski, or S. Craig Tompkins.  Additionally, Buyer shall be deemed to have “actual knowledge” of any fact which has been disclosed in writing by Seller, its Affiliates or their respective officers, employees, agents or representatives to any outside attorney or accountant of Buyer.

11.           Certain Defined Terms.  For purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests by contract or otherwise) of such Person; provided, however, in no event shall either of Michael Forman or Christopher Forman be deemed an Affiliate of Buyer.

“Business Day” means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in California.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“Environmental Laws” means all applicable laws, regulations and other requirements of any Governmental Authority relating to pollution, health or safety or to the protection of human health, safety or the environment.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any U.S., federal, state or local government, governmental authority, regulatory or administrative agency or commission or any court, tribunal, or judicial or arbitral body (or any political subdivision thereof).

“Hazardous Materials” means any hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law); provided that “Hazardous Materials” shall not include customary products used and/or stored by Seller in the ordinary course of its business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, and including any lien or charge outstanding by statute or other laws which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.

“Material Adverse Effect” means a material adverse effect on the value of the Property, taken as a whole, provided, however that any such material adverse effect arising out of or resulting from an event or series of events or circumstances affecting (a) the motion picture industry generally or (b) any one or more markets in which any of the theaters operated at the Property are located, shall not constitute a Material Adverse Effect, including, without limitation, the opening for business of any theater competitive to any such theater.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable; and (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other unincorporated organization or Governmental Authority.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profits, customs duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not.

 “Theater Level Cash Flow” means, with respect to any movie theater for any period,  (i) the gross revenues from the operation of such theater for such period, less (ii) the film costs and cost of concessions for such theater for such period, less (iii) the operating expenses (including, without limitation, payroll, payroll benefits, repairs and maintenance, supplies, utilities, advertising, insurance, security services, taxes and licenses) of such theater for such period, and less (iv) the occupancy expenses (including, without limitation, the base or minimum rent, percentage rent, additional rent and real estate taxes) of such theater for such period, in each case calculated in accordance with GAAP, applied on a consistent basis (with the exception that rents will not be calculated on a straight line basis as would otherwise be required under FASB 13).  For the avoidance of doubt, “operating expenses” shall exclude any general or administrative expenses not incurred at the theater level, and any depreciation, amortization, interest or income tax costs.

“Transaction Documents” means this Agreement and all documents, agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

12.           Notices.  In the event either party desires or is required to give notice to the other party in connection with this Agreement, the same shall be in writing and shall be delivered in person or by recognized overnight air courier service, or deposited with the United States Postal Service, postage prepaid, or certified mail, return receipt requested, addressed to Buyer or Seller at the appropriate address as set forth below:

                 If to Seller:                            Kenmore Rohnert, LLC
120 N. Robertson Boulevard
Los Angeles, California 90048

Attention: Ira S. Levin, Esq.

With a copy to:                    Weissmann Wolff Bergman Coleman
Grodin & Evall, LLP
9665 Wilshire Boulevard, Ninth Floor
Beverly Hills, California 90212
Attention:  Mitchell Evall & Andrew Schmerzler

If to Buyer:                            Consolidated Amusement Theatres, Inc.
c/o Reading International, Inc.
500 Citadel Drive, Suite 300
Commerce, California 90040
Attention: Chief Operating Officer

With a copy to:                     Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
Attention:  Dale E. Short, Esq.

Any such notice shall be deemed to have been given on the date so delivered, if delivered personally or by overnight air courier service, or, if mailed, on the date shown on the return receipt as the date of delivery or the date on which the Post Office certified that it was unable to deliver, whichever is applicable. Any party may, by written notice to the other party, specify a different address to which notices shall be given, by sending notice thereof in the manner set forth above.  No copies of notices given to any party after the date which is one (1) year after the Closing Date also need be given to outside counsel for such party.

13.           Miscellaneous.

13.1           Entire Agreement; Amendment.  This Agreement (including all Exhibits and Schedules hereto), the other Transaction Documents and the Confidentiality Agreement contain all of the terms and conditions agreed upon by the parties hereto with reference to the subject hereof.  No other prior or concurrent agreements not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto. No officer or employee of any party shall have authority to make any representation or promise not contained in this Agreement and each of the parties hereto agrees that it is not executing this Agreement in reliance upon any such representation or promise. This Agreement may not be modified or changed except by written instruments signed by all of the parties hereto. Subject to the restrictions on assignment set forth herein this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.2           Assignment.  Except as permitted by Section 1.3, Buyer may not assign or otherwise transfer all or any of its rights, obligations or interests under this Agreement without the prior written consent of Seller.  Except as permitted by Section

1.4, Seller may not assign or otherwise transfer all or any of its rights, obligations or interests under this Agreement without the prior written consent of Buyer.  No assignment of this Agreement by any party shall be effective until an executed written assumption by such assignee of the assigning party’s obligations under this Agreement is delivered to the other party and no such assignment shall relieve any party of its obligations under this Agreement.

13.3           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

13.4           Drafting.  This Agreement has been jointly negotiated and drafted, and shall be construed as a whole according to its fair meaning and not strictly for or against any party.

13.5           Further Assurances.  Each of the parties hereto agrees that it will, forthwith upon any request by the other party, cooperate fully in the preparation, execution, acknowledgment, delivery and recording of any agreements, instruments, memoranda or documents reflecting or in furtherance of any of the transactions contemplated by this Agreement.

13.6           Intentionally omitted.

13.7           Confidentiality; Press Releases.  Except and to the extent required by applicable law (including, without limitation, Buyer’s obligation to file a report on Form 8-K with the Securities and Exchange Commission and issue a press release in connection with the execution and delivery of this Agreement) and the rules and regulations of the American Stock Exchange, and except as may be necessary to consummate the transactions contemplated hereby, until the Closing no party hereto shall disclose the existence of this Agreement, or any of the terms or provisions hereof, or make any press release or similar disclosure, without the prior written consent of the other party.  To the extent reasonably feasible, the initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties; provided, however, that nothing in this Agreement shall prohibit any party from making press release required by applicable law. Upon the Closing, the confidentiality and non-disclosure obligations of the parties hereunder and under the Confidentiality Agreement shall terminate, except to the extent that such obligations relate to documentation or information relating to any properties of Seller other than the Property and the businesses conducted thereon, which obligations shall survive until the expiration of the Confidentiality Agreement in accordance with its terms.  Notwithstanding the foregoing, following the Closing, without the prior written consent of Buyer, neither Seller nor any of its Affiliates shall, directly or indirectly, disclose to any Person any non-public information regarding the Property, except that Seller and its Affiliates may disclose such information (a) in connection with matters related to the sale of the Property or the other transactions contemplated by the

Transaction Documents; (b) in connection with the preparation of reports and documents to be filed by Seller or any of its Affiliates with any Governmental Authority; (c) to Seller’s officers, directors, members, managers, employees, agents, representatives, attorneys and accountants provided that Seller shall be responsible for any non-permitted disclosure of such information by any such Persons; (d) if required to do so by a Governmental Authority of competent jurisdiction, and (e) if such information is in the public domain or is previously published or disseminated by a third party other than pursuant to the provisions of a confidentiality agreement entered with Buyer.

13.8           Waiver.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.9           Third Parties.  Except as otherwise expressly provided for or contemplated by this Agreement, nothing in this Agreement, express or implied, shall or is intended to confer upon any Person other than the parties hereto, or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

13.10                      Section Headings.  Section headings are provided herein for convenience only and shall not serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

13.11                      Severability.  If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances or the validity or enforceability of this Agreement as a whole.

13.12                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

13.13                      Reference.  Except as otherwise expressly provided in this Agreement, any dispute of any nature or character whatsoever between the parties and arising under or with respect to this Agreement or any of the other Transaction Documents, or the subject matter hereof or thereof, shall be resolved by a proceeding in accordance with the provisions of California Code of Civil Procedure Section 638 et seq., for a determination to be made which shall be binding upon the parties as if tried before a court or jury.  The parties agree specifically as to the following:

13.13.1                      Within five (5) Business Days after service of a demand by a party hereto, the parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and then report a finding or judgment thereon.  If the parties are unable to agree upon a referee either party may seek to have one appointed, pursuant to California Code of Civil Procedure Section 640, by the presiding judge of the Los Angeles County Superior Court;
13.13.2                      The compensation of the referee shall be such charge as is customarily charged by the referee for like services.  The cost of such proceedings shall initially be borne equally by the parties.  However, the prevailing party in such proceedings shall be entitled, in addition to all other costs, to recover its contribution for the cost of the reference as an item of damages and/or recoverable costs;

13.13.3                      If a reporter is requested by either party, then a reporter shall be present at all proceedings, and the fees of such reporter shall be borne by the party requesting such reporter.  Such fees shall be an item of recoverable costs.  Only a party shall be authorized to request a reporter;

13.13.4                      The referee shall apply all California Rules of Procedure and Evidence and shall apply the substantive law of California in deciding the issues to be heard.  Notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee;

13.13.5                      The referee’s decision under California Code of Civil Procedure Section 644, shall stand as the judgment of the court, subject to appellate review as provided by the laws of the State of California; and

13.13.6                      The parties agree that they shall in good faith endeavor to cause any such dispute to be decided within four (4) months.  The date of hearing for any proceeding shall be determined by agreement of the parties and the referee, or if the parties cannot agree, then by the referee. The referee shall have the power to award damages and all other relief.

13.14                      Interpretative Matters
.  Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

13.15                      No Personal Liability.  Under no circumstances shall any personal liability or obligation under this Agreement or under any of the other Transaction Documents be imposed or assessed against any shareholder, member, manager, officer, director, employee or agent of any party to this Agreement or of any of such party’s Affiliates, and no party (nor any party claiming through such party) shall commence any proceedings or otherwise seek to impose any liability whatsoever against any such shareholders, member, manager, officer, director, employee or agents.

13.16                      Guaranty.  Concurrently herewith, RDI has executed and delivered to Seller a Guaranty in substantially the form of Exhibit D attached hereto.

[Signatures contained on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KENMORE ROHNERT, LLC,
a Delaware limited liability company

By:            Kenmore Properties, Inc.,
                                                                                                  a Washington corporation,
                                                                                                 as its sole member

                                                                                By:    /s/ James D. Vandever
                                                                                Its:    Vice President

             CONSOLIDATED AMUSEMENT THEATRES, INC.,
                                             a Nevada corporation

                                             By:    /s/ John Hunter
                                             Its:    Chief Operating Officer

LIST OF EXHIBITS

Exhibit A                      The Lease
Exhibit B                      The Sublease
Exhibit C                      Assignment and Assumption of Lease and Sublease
Exhibit D                      RDI Guaranty

LIST OF SCHEDULES

Schedule 3.1.3             Required Consents
Schedule 4.1.4             Manville Lease Summary and Manville P&Ls